Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	847-646-4538	847-646-5494

KRAFT REPORTS STRONG SECOND QUARTER RESULTS; RAISES GUIDANCE

•	Q2 net revenues increased 21.4% to $11.2 billion; organic net revenues[1] grew 6.9%
•	Q2 diluted EPS of $0.48 increased 9.1%;$0.58 excluding items,[1] 16.0% above prior year
•	2008 organic revenue growth guidance raised to at least 6%, up from at least 5%
•	2008 EPS guidance excluding items raised to at least $1.92

NORTHFIELD, Ill. – July 28, 2008 – Kraft Foods Inc. (NYSE: KFT) today reported strong second-quarter 2008 results that reflect continued momentum as it reached the midpoint of its three-year turnaround plan. Organic top-line growth was strong, driven by pricing actions to offset significantly higher input costs. Reported earnings per share increased in the second quarter due to gains from operations and certain commodity hedging activities, partially offset by a one-time loss on divestitures. Earnings per share excluding items grew at a double-digit rate.

“Our business continues to strengthen in a challenging operating environment, and performance is exceeding our expectations,” said Irene Rosenfeld, Chairman and Chief Executive Officer. “Our investments are driving stronger top-line growth and we are now seeing that play through in improved profitability. I expect our year-over-year results to improve further in the back half of 2008 as we continue to reinvest in our brands and reduce our costs.”

•

Net revenues: Second quarter net revenues increased 21.4 percent to $11.2 billion. Net revenue growth included a favorable impact of 9.6 percentage points from the LU biscuit acquisition and a 5.6 percent gain from currency that was partially offset by an unfavorable impact of 0.7 percentage points from divestitures.

Excluding these factors, organic net revenues grew 6.9 percent. Higher pricing contributed 7.2 percentage points, while favorable mix added 0.7 percentage points. Volume was down only 1.0 percent despite the impact of significant cost-driven pricing actions taken during the quarter.

•	Operating income: Reported operating income in the quarter increased 27.1 percent from the prior year to $1.5 billion. Operating income excluding items[1] increased 27.6 percent versus the prior year.

1 Please see discussion of Non-GAAP Financial Measures beginning on page 7 of this release.

Operating income margin excluding items[1] increased to 15.3 percent in second quarter 2008 from 14.5 percent in second quarter 2007. The benefits of strong revenue growth and associated overhead cost leverage, as well as a commodity hedging favorability, more than offset significantly higher input costs and investments in product quality, marketing and new products. Results include approximately $150 million in gains from certain commodity hedging activities[1], which will be offset in the second half of 2008.

•

Tax rate: Kraft’s reported tax rate in second quarter 2008 was 37.9 percent. Excluding items[1], the second quarter rate was 36.1 percent compared to 32.5 percent in second quarter 2007. The second quarter rate is consistent with the company’s full-year guidance of 33.5 percent excluding items but reflected quarterly timing of certain discreet items.

•

Earnings per share: Second-quarter 2008 reported earnings per share were $0.48, up 9.1 percent from $0.44 in second quarter 2007. During the quarter, the company incurred $0.05 per share in asset impairment, exit, implementation and other costs, compared to $0.06 in the same quarter a year ago. The company also incurred $0.04 in losses on the divestiture of certain biscuit assets that was required as part of the company’s LU biscuit acquisition.

Items[1] Affecting EPS Comparability

	Second Quarter
	2008		2007	Growth (%)
Reported EPS	$0.48		$0.44	9.1%

Asset Impairment, Exit, Implementation And Other Costs	0.05		0.06

Loss on divestitures	0.04

EPS excluding items	$0.58	*	$0.50	16.0%

* Does not add due to rounding.

Second-quarter 2008 earnings per share excluding items were $0.58, an increase of 16.0 percent versus second quarter 2007. Compared to the prior year, earnings per share excluding items reflected a $0.06 contribution from operational gains, a $0.06 timing benefit from certain commodity hedging activities, a $0.03 benefit from currency and a $0.03 contribution from lower shares outstanding. These were partially offset by a $0.07 negative impact from higher interest expense and a $0.03 negative impact from a higher tax rate.

1 Please see discussion of Non-GAAP Financial Measures beginning on page 7 of this release.

SECOND QUARTER 2008 RESULTS, DISCUSSION BY SEGMENT*

	Q2 2008 (percent growth)
	Net Revenues	Organic Net Revenues[1]	Operating Income	Operating Income Excluding Items[1]
Total Kraft	21.4%	6.9%	27.1%	27.6%

North America	6.7	5.8	15.9	11.5

U.S. Beverages	0.1	3.4	6.8	5.7
U.S. Cheese	10.0	10.0	50.6	7.3
U.S. Convenient Meals	7.6	7.6	8.0	3.4
U.S. Grocery	4.5	4.5	10.1	5.2
U.S. Snacks & Cereals	5.1	5.1	16.3	13.9
Canada & N.A. Foodservice	12.4	4.4	21.7	40.8

International	49.7	9.2	37.9	54.2

European Union	58.3	3.4	31.2	50.8
Developing Markets	37.5	17.1	44.1	58.7

U.S. Beverages

Organic net revenues grew 3.4 percent driven by solid growth in ready-to-drink beverages, coffee and powdered beverages. Ready-to-drink beverage growth in the quarter was driven by trade spending efficiency efforts that were partially offset by a mid-single-digit volume decline. Growth in coffee was attributable to the continued success of the Maxwell House restage along with double-digit Tassimo growth, partially offset by weakness in Gevalia premium coffee. Powdered beverage revenue grew in the quarter primarily due to successful value-oriented consumer programs behind Kool-Aid. Operating income excluding items increased 5.7 percent from the benefits of price increases and trade spending efficiencies, lower marketing spending and favorable product mix, partly offset by higher input costs and the impact of lower volume.

U.S. Cheese

Organic net revenues grew 10.0 percent reflecting significant, cost-driven price increases that were partially offset by lower volume. Volume and product mix gains from new products such as Bagel-fuls, Singles Select processed cheese slices, and LiveActive cheeses were more than offset by volume

* Please refer to the company’s Form 8-K filed April 11, 2008 for discussion of changes to reportable business segments.

1 Please see discussion of Non-GAAP Financial Measures beginning on page 7 of this release.

weakness related to pricing actions, particularly in the natural cheese category. Operating income excluding items increased 7.3 percent in the second quarter. Pricing and lower marketing and overhead expenses more than offset the impact of higher input costs and lower volume.

U.S. Convenient Meals

Organic net revenues grew 7.6 percent driven by broad-based innovation and marketing success that enabled volume growth, favorable product mix and price increases. Key growth drivers in the quarter included DiGiorno Ultimate pizza, Oscar Mayer Deli Fresh meats, Oscar Mayer Deli Creations sandwiches and Oscar Mayer fully cooked bacon. Operating income excluding items increased 3.4 percent as the contribution from pricing, favorable product mix, and volume growth more than offset input cost inflation.

U.S. Grocery

Organic net revenues grew 4.5 percent as price increases in several categories more than offset lower volume and unfavorable product mix. Double digit revenue growth from the relaunch of Kraft pourable salad dressings and continued momentum of Kraft macaroni and cheese, as well as strong growth in Jell-O dry packaged desserts, was partially offset by pricing-related volume weakness in spoonable dressings such as Kraft mayonnaise and Miracle Whip. Operating income excluding items increased 5.2 percent as pricing and overhead savings more than offset higher input costs.

U.S. Snacks & Cereals

Organic net revenues grew 5.1 percent as pricing more than offset unfavorable product mix and lower volume. Solid growth in biscuits and pricing in snack nuts were partially offset by weakness in the snack bar business. Within biscuits, innovation and higher marketing support led to strong revenue gains in core brands such as Oreo, Chips Ahoy! and Ritz. Biscuits revenue also benefited from the successful launch of Nilla Cakesters as the company builds on its Cakesters snack cake platform. Revenue growth in ready-to-eat cereal was driven by higher pricing and the continued strength of Honey Bunches of Oats. Operating income excluding items increased 13.9 percent as the benefits of price increases and lower trade spending more than offset the impact of higher input costs, including approximately $50 million in realized gains from certain commodity hedging activities which will be offset in the second half of 2008; lower volume; unfavorable product mix; and higher marketing and overhead costs.

Canada & North America Foodservice

Organic net revenues grew 4.4 percent behind solid volume growth. Volume gains were primarily driven by new product innovation and improved go-to-market plans with key customers in

Canada. In Foodservice, volume was up slightly as successful customer programs offset the impact of slower restaurant traffic. Operating income excluding items grew 40.8 percent from favorable currency, volume growth and higher pricing which more than offset higher input costs and marketing investments.

European Union

Organic net revenues grew 3.4 percent due to pricing actions combined with favorable product mix, partially offset by a modest volume decline. Chocolate grew at a double-digit rate due to strong volume growth from our focus on core brands, as well as pricing actions to offset higher input costs. Coffee declined due to volume softness resulting from pricing actions taken to offset higher input costs. Cheese grew at a double-digit rate in the quarter driven by pricing gains in the Philadelphia and Kraft brands. Operating income excluding items grew 50.8 percent, or 7.9 percent excluding the contribution from the addition of the LU biscuit business. The benefits of higher pricing, favorable product mix and currency, net of higher input costs, also contributed to operating income growth in the quarter.

Developing Markets

Organic net revenues grew 17.1 percent driven by strong gains in pricing and product mix with modest volume growth. Every region delivered double-digit organic net revenue growth in the quarter. Successful brand investments and pricing drove growth across all key markets in the Eastern Europe, Middle East & Africa region, particularly in the Ukraine. Growth in the Latin America region was driven by pricing and favorable product mix, particularly in the biscuits category in Argentina and Venezuela, and a one-time value added tax credit in Brazil. Revenues in the Asia Pacific region grew due to pricing gains and favorable product mix, particularly in biscuits in China and Southeast Asia. Operating income excluding items increased 58.7 percent, including a 4.2 percentage point benefit from the acquisition of the LU biscuit business. The primary drivers of the strong increase in operating income in the quarter were volume gains, favorable product mix and pricing that more than offset higher input costs and increased marketing investment. Results also benefited from a one-time value added tax credit in Brazil.

2008 OUTLOOK1

Kraft has raised its outlook for 2008 organic net revenue growth to at least 6 percent, up from a previous expectation of at least 5 percent as a result of further pricing actions to offset rising input costs.

Additionally, the company now expects 2008 EPS of at least $1.54 per share versus a previous expectation of at least $1.56 per share, reflecting better-than-expected growth from operations, offset by the $0.04 loss on the divestiture of certain biscuit assets.

1 Please see discussion of Non-GAAP Financial Measures beginning on page 7 of this release.

Excluding items, the company raised its EPS guidance to at least $1.92 versus at least $1.90 previously to reflect better-than-expected growth from operations.

The company continues to expect cumulative annualized savings from the restructuring program to reach approximately $1.0 billion by year-end and $1.2 billion by the end of 2009. To date, cumulative annualized savings from this cost restructuring program totaled approximately $927 million, up from approximately $785 million at the end of 2007.

Also reflected in its guidance, the company reaffirmed that its 2008 full-year effective tax rate excluding items is expected to be 33.5 percent.

Company guidance does not reflect the impact of the pending split-off transaction to merge the company’s Post cereals business into Ralcorp Holdings, Inc. The company expects to update its guidance following the completion of this transaction.

CONFERENCE CALL

Kraft Foods will host a conference call for investors with accompanying slides to review its results at 8 a.m. EDT on July 28, 2008. Access to a live audio webcast with accompanying slides is available at www.kraft.com and a replay of the event will be available on the company’s web site.

ABOUT KRAFT FOODS INC.

For more than a century, Kraft (www.kraft.com) has offered delicious foods and beverages that fit the way consumers live. Today, we are turning the brands that consumers have lived with for years into brands they can’t live without. Millions of times a day in more than 150 countries, consumers reach for their favorite Kraft brands, including nine with revenues exceeding $1 billion: Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Maxwell House coffee; Nabisco cookies and crackers and its Oreo brand; Jacobs coffees; Milka chocolates; and LU biscuits. Kraft is one of the world’s largest food and beverage companies with annual revenues exceeding $37 billion, more than 100,000 employees and more than 180 manufacturing and processing facilities globally. The company (NYSE: KFT) is a member of the Standard & Poor’s 500 index as well as the Dow Jones Sustainability Index and Ethibel Sustainability Index.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding our 2008 guidance, in particular, expected organic revenue growth and EPS; our expectation that our business will continue to strengthen; that our performance is exceeding our expectations; our belief that our investments are driving stronger top-line growth; our expectation that our results will improve year-over-year in the back half of 2008; our intent to continue to reinvest in our brands and reduce our costs; our expectation that gains from commodity hedging activity will be offset in the second half of 2008; and with regard to our 2008 outlook, our expectation for cumulative annualized savings related to our restructuring program, our full-year effective tax rate, our expectation to split-off our Post cereals business and merge it and our expectation to update guidance following completion of the transaction. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, continued higher input costs, pricing actions, increased competition, increased costs of sales, our ability to realize the expected cost savings and spending from our planned restructuring program, unexpected safety or manufacturing issues, unanticipated expenses such as litigation or legal settlement expenses, our failure to consummate the Post merger, a shift in our product mix to lower margin offerings, risks from operating internationally, and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K/A and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release.

NON-GAAP FINANCIAL MEASURES

The company reports its financial results in accordance with generally accepted accounting principles (GAAP). The company is presenting various operating results, such as operating income, operating income margin, effective tax rate, net earnings and EPS on both a reported basis and on a basis excluding items that affect comparability of results. When the company uses operating results, such as operating income, operating income margin, effective tax rate, net earnings and EPS, excluding items, they are considered non-GAAP financial measures. The term “items” includes asset impairment, exit and implementation costs primarily related to a restructuring program that began in the first quarter of 2004 (the “Restructuring Program”). These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program. Other excluded items pertain to asset impairment charges on certain long-lived assets, gains and losses on divestitures, interest from tax reserve transfers from Altria Group, Inc., the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006, and other one-time costs related to the company’s European Union segment reorganization.

Management believes that certain non-GAAP financial measures and corresponding ratios provide additional meaningful comparisons between current results and results in prior operating periods. More specifically, management believes these non-GAAP financial measures reflect fundamental business performance because they exclude certain items that affect comparability of results.

The company’s top-line guidance measure is organic net revenues, which excludes the impact of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results.

Management uses segment operating income and segment operating income excluding items to evaluate segment performance and allocate resources. Beginning in the second quarter of 2008, we began excluding unrealized gains and losses on hedging activity from segment operating income in order to provide better transparency of our segment operating results. Segment operating income now excludes unrealized gains and losses on hedging activity (which is a component of cost of sales), general corporate expenses and amortization of intangibles for all periods presented. Management believes it is appropriate to disclose this measure to help investors analyze segment performance and trends.

See the attached schedules for supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the quarters ended June 30, 2008, and June 30, 2007. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in our 2008 Outlook, we have not provided that information. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures that other companies use. A reconciliation of all non-GAAP measures to the nearest comparable GAAP used in this earnings release can be found on the company’s web site, www.kraft.com.

# # #

Kraft Foods Inc.
Condensed Statements of Earnings	Schedule 1
For the Quarters Ended June 30,
(in millions, except per share data) (Unaudited)

	As Reported (GAAP) [1]			Excluding Items (Non-GAAP) [1]
	2008	2007	% Change	2008	2007	% Change
Net revenues	$11,176	$9,205	21.4%	$11,176	$9,205	21.4%
Cost of sales	7,132	5,945	(20.0)%	7,137	5,920	(20.6)%
Gross profit	4,044	3,260	24.0%	4,039	3,285	23.0%
Marketing, administration & research costs	2,305	1,926	(19.7)%	2,281	1,901	(20.0)%
Asset impairment and exit costs	103	107	3.7%	—	—	—
(Gains) / losses on divestitures, net	74	(8)	(100.0+ )%	—	—	—
Amortization of intangibles	4	4	—	4	4	—
General corporate expenses	48	43	(11.6)%	48	43	(11.6)%
Operating income	1,510	1,188	27.1%	1,706	1,337	27.6%
Interest & other debt expense, net	331	149	(100.0+ )%	331	149	(100.0+ )%
Earnings before income taxes	1,179	1,039	13.5%	1,375	1,188	15.7%
Provision for income taxes	447	332	(34.6)%	496	386	(28.5)%
Effective tax rate	37.9%	32.0%		36.1%	32.5%
Net earnings	$732	$707	3.5%	$879	$802	9.6%
Earnings per share:
Basic	$0.49	$0.45	8.9%	$0.58	$0.51	13.7%
Diluted	$0.48	$0.44	9.1%	$0.58	$0.50	16.0%
Average shares outstanding:
Basic	1,508	1,587		1,508	1,587
Diluted	1,524	1,606		1,524	1,606
Gross margin	36.2%	35.4%		36.1%	35.7%
Operating income margin	13.5%	12.9%		15.3%	14.5%

[1]	Reconciliation of GAAP to Non-GAAP Condensed Statement of Earnings is available at www.kraft.com.

Kraft Foods Inc.
Reconciliation of GAAP and Non-GAAP Information	Schedule 2
Net Revenues
For the Quarters Ended June 30,
($ in millions) (Unaudited)

						% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures / Other	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Volume		Mix		Price
2008 Reconciliation
U.S. Beverages	$789	$—	$—	$—	$789	0.1%	3.4%	(4.6	)pp	2.0	pp	6.0	pp
U.S. Cheese	972	—	—	—	972	10.0%	10.0%	(5.1)		(0.3)		15.4
U.S. Convenient Meals	1,089	—	—	—	1,089	7.6%	7.6%	1.7		3.4		2.5
U.S. Grocery	912	—	—	—	912	4.5%	4.5%	(1.8)		(1.0)		7.3
U.S. Snacks & Cereals	1,539	—	(1)	—	1,538	5.1%	5.1%	(1.7)		(1.5)		8.3
Canada & N.A. Foodservice	1,170	—	—	(87)	1,083	12.4%	4.4%	4.4		(2.4)		2.4

North America	$6,471	$—	$(1)	$(87)	$6,383	6.7%	5.8%	(1.3)		0.2		6.9

European Union	2,915	(28)	(731)	(298)	1,858	58.3%	3.4%	(2.2)		1.5		4.1
Developing Markets	1,790	—	(137)	(128)	1,525	37.5%	17.1%	1.1		3.6		12.4

International	$4,705	$(28)	$(868)	$(426)	$3,383	49.7%	9.2%	(0.4)		2.0		7.6

Kraft Foods	$11,176	$(28)	$(869)	$(513)	$9,766	21.4%	6.9%	(1.0	)pp	0.7	pp	7.2	pp

2007 Reconciliation (as Restated)
U.S. Beverages	$788	$(25)	$—	$—	$763
U.S. Cheese	884	—	—	—	884
U.S. Convenient Meals	1,012	—	—	—	1,012
U.S. Grocery	873	—	—	—	873
U.S. Snacks & Cereals	1,464	—	—	—	1,464
Canada & N.A. Foodservice	1,041	(4)	—	—	1,037

North America	$6,062	$(29)	$—	$—	$6,033

European Union	1,841	(44)	—	—	1,797
Developing Markets	1,302	—	—	—	1,302

International	$3,143	$(44)	$—	$—	$3,099

Kraft Foods	$9,205	$(73)	$—	$—	$9,132

Kraft Foods Inc.	Schedule 3
Reconciliation of GAAP and Non-GAAP Information
Operating Income[1]
For the Quarters Ended June 30,
($ in millions) (Unaudited)

						% Change
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non- GAAP)	As Reported (GAAP)	Excluding Items (Non- GAAP)
2008 Reconciliation
U.S. Beverages	$141	$7	$—	$—	$148	6.8%	5.7%
U.S. Cheese	125	7	—	—	132	50.6%	7.3%
U.S. Convenient Meals	122	(1)	—	—	121	8.0%	3.4%
U.S. Grocery	304	2	—	—	306	10.1%	5.2%
U.S. Snacks & Cereals	292	3	—	—	295	16.3%	13.9%
Canada & N.A. Foodservice	140	29	—	—	169	21.7%	40.8%

North America	$1,124	$47	$—	$—	$1,171	15.9%	11.5%

European Union	164	43	1	74	282	31.2%	50.8%
Developing Markets	196	31	—	—	227	44.1%	58.7%

International	$360	$74	$1	$74	$509	37.9%	54.2%

Unrealized G/(L) on Hedging Activity	78	—	—	—	78	100.0+ %	100.0+ %
Corporate Items	(52)	—	—	—	(52)	(10.6)%	(10.6)%

Kraft Foods	$1,510	$121	$1	$74	$1,706	27.1%	27.6%

2007 Reconciliation (as Restated)
U.S. Beverages	$132	$8	$—	$—	$140
U.S. Cheese	83	40	—	—	123
U.S. Convenient Meals	113	4	—	—	117
U.S. Grocery	276	15	—	—	291
U.S. Snacks & Cereals	251	8	—	—	259
Canada & N.A. Foodservice	115	5	—	—	120

North America	$970	$80	$—	$—	$1,050

European Union	125	62	—	—	187
Developing Markets	136	15	—	(8)	143

International	$261	$77	$—	$(8)	$330

Unrealized G/(L) on Hedging Activity	4	—	—	—	4
Corporate Items	(47)	—	—	—	(47)

Kraft Foods	$1,188	$157	$—	$(8)	$1,337

[1]	Unrealized gains and losses on hedging activity are now excluded from segment operating income in order to provide better transparency of our segment operating results.

Kraft Foods Inc.
Condensed Statements of Earnings	Schedule 4
For the Six Months Ended June 30,
(in millions, except per share data) (Unaudited)

	As Reported (GAAP) [1]			Excluding Items (Non-GAAP) [1]
	2008	2007	% Change	2008	2007	% Change
Net revenues	$21,548	$17,791	21.1%	$21,548	$17,791	21.1%
Cost of sales	14,023	11,480	(22.2)%	14,014	11,450	(22.4)%
Gross profit	7,525	6,311	19.2%	7,534	6,341	18.8%
Marketing, administration & research costs	4,463	3,748	(19.1)%	4,432	3,707	(19.6)%
Asset impairment and exit costs	183	174	(5.2)%	—	—	—
(Gains) / losses on divestitures, net	92	(20)	(100.0+ )%	—	—	—
Amortization of intangibles	11	6	(83.3)%	11	6	(83.3)%
General corporate expenses	101	93	(8.6)%	101	93	(8.6)%
Operating income	2,675	2,310	15.8%	2,990	2,535	17.9%
Interest & other debt expense, net	636	213	(100.0+ )%	636	290	(100.0+ )%
Earnings before income taxes	2,039	2,097	(2.8)%	2,354	2,245	4.9%
Provision for income taxes	699	688	(1.6)%	794	727	(9.2)%
Effective tax rate	34.3%	32.8%		33.7%	32.4%
Net earnings	$1,340	$1,409	(4.9)%	$1,560	$1,518	2.8%
Earnings per share:
Basic	$0.89	$0.88	1.1%	$1.03	$0.94	9.6%
Diluted	$0.88	$0.87	1.1%	$1.02	$0.94	8.5%
Average shares outstanding:
Basic	1,513	1,607		1,513	1,607
Diluted	1,531	1,623		1,531	1,623
Gross margin	34.9%	35.5%		35.0%	35.6%
Operating income margin	12.4%	13.0%		13.9%	14.2%

[1]	Reconciliation of GAAP to Non-GAAP Condensed Statement of Earnings is available at www.kraft.com.

Kraft Foods Inc.	Schedule 5
Reconciliation of GAAP and Non-GAAP Information
Net Revenues
For the Six Months Ended June 30,
($ in millions) (Unaudited)

						% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures / Other	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Volume		Mix		Price
2008 Reconciliation
U.S. Beverages	$1,561	$—	$—	$—	$1,561	(0.3)%	2.9%	(8.4	)pp	5.8	pp	5.5	pp
U.S. Cheese	1,929	—	—	—	1,929	9.4%	9.4%	(3.2)		0.5		12.1
U.S. Convenient Meals	2,121	—	—	—	2,121	7.6%	7.6%	2.2		3.2		2.2
U.S. Grocery	1,704	—	—	—	1,704	3.0%	3.0%	(3.0)		0.1		5.9
U.S. Snacks & Cereals	2,969	—	(6)	—	2,963	3.8%	3.9%	(0.6)		(0.8)		5.3
Canada & N.A. Foodservice	2,220	—	—	(176)	2,044	13.9%	5.4%	3.5		(1.2)		3.1

North America	$12,504	$—	$(6)	$(176)	$12,322	6.3%	5.3%	(1.9)		1.6		5.6

European Union	5,634	(72)	(1,304)	(526)	3,732	56.9%	6.4%	1.7		1.8		2.9
Developing Markets	3,410	—	(265)	(240)	2,905	40.0%	19.3%	4.4		4.0		10.9

International	$9,044	$(72)	$(1,569)	$(766)	$6,637	50.1%	11.7%	3.2		2.3		6.2

Kraft Foods	$21,548	$(72)	$(1,575)	$(942)	$18,959	21.1%	7.5%	(0.5	)pp	2.2	pp	5.8	pp

2007 Reconciliation (as Restated)
U.S. Beverages	$1,565	$(48)	$—	$—	$1,517
U.S. Cheese	1,764	—	—	—	1,764
U.S. Convenient Meals	1,972	—	—	—	1,972
U.S. Grocery	1,654	—	—	—	1,654
U.S. Snacks & Cereals	2,860	(9)	—	—	2,851
Canada & N.A. Foodservice	1,949	(9)	—	—	1,940

North America	$11,764	$(66)	$—	$—	$11,698

European Union	3,591	(83)	—	—	3,508
Developing Markets	2,436	—	—	—	2,436

International	$6,027	$(83)	$—	$—	$5,944

Kraft Foods	$17,791	$(149)	$—	$—	$17,642

Kraft Foods Inc.
Reconciliation of GAAP and Non-GAAP Information	Schedule 6
Operating Income[1]
For the Six Months Ended June 30,
($ in millions) (Unaudited)

						% Change
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non- GAAP)	As Reported (GAAP)	Excluding Items (Non- GAAP)
2008 Reconciliation
U.S. Beverages	$278	$16	$—	$—	$294	3.0%	4.6%
U.S. Cheese	240	15	—	—	255	3.4%	(10.2)%
U.S. Convenient Meals	227	8	—	—	235	3.2%	0.0%
U.S. Grocery	544	7	—	—	551	4.0%	1.3%
U.S. Snacks & Cereals	466	13	—	—	479	(3.3)%	(1.4)%
Canada & N.A. Foodservice	251	39	—	—	290	26.8%	40.1%

North America	$2,006	$98	$—	$—	$2,104	4.2%	3.3%

European Union	334	81	4	92	511	37.4%	49.4%
Developing Markets	344	40	—	—	384	50.2%	58.0%

International	$678	$121	$4	$92	$895	43.6%	53.0%

Unrealized G/(L) on Hedging Activity	103	—	—	—	103	100.0+ %	100.0+ %
Corporate Items	(112)	—	—	—	(112)	(13.1)%	(13.1)%

Kraft Foods	$2,675	$219	$4	$92	$2,990	15.8%	17.9%

2007 Reconciliation (as Restated)
U.S. Beverages	$270	$11	$—	$—	$281
U.S. Cheese	232	52	—	—	284
U.S. Convenient Meals	220	15	—	—	235
U.S. Grocery	523	21	—	—	544
U.S. Snacks & Cereals	482	16	—	(12)	486
Canada & N.A. Foodservice	198	9	—	—	207

North America	$1,925	$124	$—	$(12)	$2,037

European Union	243	99	—	—	342
Developing Markets	229	22	—	(8)	243

International	$472	$121	$—	$(8)	$585

Unrealized G/(L) on Hedging Activity	12	—	—	—	12
Corporate Items	(99)	—	—	—	(99)

Kraft Foods	$2,310	$245	$—	$(20)	$2,535

[1]	Unrealized gains and losses on hedging activity are now excluded from segment operating income in order to provide better transparency of our segment operating results.

Kraft Foods Inc. and Subsidiaries	Schedule 7
Condensed Balance Sheets
($ in millions) (Unaudited)

	June 30, 2008	December 31, 2007	June 30, 2007
Assets
Cash & cash equivalents	$708	$567	$419
Receivables, net	5,223	5,197	3,957
Inventory	4,846	4,096	4,033
Other current assets	897	877	749
Property, plant & equipment, net	11,464	10,778	9,802
Goodwill	30,497	31,193	25,516
Other intangible assets, net	13,840	12,200	10,060
Other assets	3,370	3,085	1,959

Total assets	$70,845	$67,993	$56,495

Liabilities & Shareholders’ Equity
Short-term borrowings	$2,217	$7,385	$5,016
Current portion of long-term debt	725	722	416
Due to Altria Group, Inc.	—	—	5
Accounts payable	3,541	4,065	2,599
Other current liabilities	5,347	4,914	4,230
Long-term debt	19,348	12,902	7,085
Deferred income taxes	5,675	4,876	3,919
Other long-term liabilities	6,042	5,834	5,749

Total liabilities	42,895	40,698	29,019

Total shareholders’ equity	27,950	27,295	27,476

Total liabilities & shareholders’ equity	$70,845	$67,993	$56,495